Exhibit 99.1

RE: NN, Inc. 6210 Ardrey Kell Road Charlotte, NC 28277

FOR FURTHER INFORMATION:

AT ABERNATHY MACGREGOR

Claire Walsh

(General info)

(212) 371-5999

FOR IMMEDIATE RELEASE

August 8, 2019

NN, INC. REPORTS SECOND QUARTER 2019 RESULTS

Charlotte, NC, August 8, 2019 – NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the second quarter ended June 30, 2019.

GAAP Results

Second Quarter

Net sales for the second quarter of 2019 increased $25.3 million, or 12.9% to $221.7 million, compared to $196.3 million for the second quarter of 2018. Growth was driven by $19.5 million from acquisitions and organic volume increases of $7.6 million, which were partially offset by foreign currency, pricing and mix impacts of $1.7 million.

On a GAAP basis, income from operations for the second quarter of 2019 was $8.1 million, compared to operating losses of $0.3 million for the same period in 2018. The second quarter of 2018 included acquisition related costs of $3.4 million, restructuring and integration costs of $1.6 million and inventory step-up costs of $3.4 million related to the Paragon acquisition. The reduction in these costs, along with margin improvement associated with the acquisition and organic growth noted above as well as synergy capture initiatives, was partially offset by increases in depreciation and amortization primarily related to 2018 acquisitions of $6.7 million.

Net loss on a GAAP basis for second quarter of 2019 was $6.7 million, compared to net loss on a GAAP basis of $24.5 million in the second quarter of 2018. The improvement was driven by a reduction in interest expense and write-off of debt issuance costs of $2.0 million and $12.9 million, respectively. Other income and expense improved $1.8 million primarily as a result of unfavorable foreign exchange effects associated with intercompany borrowings in 2018. These changes were partially offset by an unfavorable $6.5 million year over year increase in income tax expense.

On a GAAP basis, income from operations for second quarter 2019 in the Life Sciences segment was $9.3 million, compared to income from operations of $2.0 million for the same period in 2018.

On a GAAP basis, income from operations for second quarter 2019 in the Mobile Solutions segment was $4.1 million, compared to income from operations of $7.4 million for the same period in 2018.

On a GAAP basis, income from operations for second quarter 2019 in the Power Solutions segment was $5.7 million, compared to income from operations of $6.0 million for the same period in 2018.

Adjusted Results

Second Quarter

Adjusted income from operations for the second quarter of 2019 was $27.6 million, compared to $24.8 million for the same period in 2018. Adjusted net income was $10.4 million, or $0.25 per diluted share, compared to $10.5 million, or $0.38 per diluted share, for the same period in 2018. Adjusted income from operations growth was primarily driven by acquisitions, increased organic volume and overall cost reduction initiatives. Additionally, second quarter 2019 earnings per share was impacted by the issuance of 14.4 million shares in the third quarter of 2018.

Richard Holder, President and Chief Executive Officer, commented, “Our second quarter performance was in line with our expectations as we continue to experience mixed economic dynamics across the portfolio. Looking at our end markets, we continue to see tailwinds within the medical device and aerospace and defense end markets. Our electrical and industrial markets remain stable while we anticipate headwinds within the global vehicle market to persist for the remainder of the year.”

Life Sciences

Net sales for the second quarter of 2019 were $91.3 million, compared to $59.2 million in the second quarter of 2018, an increase of 54.4% or $32.2 million. Adjusted income from operations for the quarter was $20.4 million, compared to $12.9 million in the second quarter of 2018.

Mr. Holder commented, “Life Sciences continues to exceed our growth expectations for the year driven by significant outperformance within our orthopedic end market. Additionally, the business is flexing as anticipated, as operating profit is also ahead of our expectations.”

Mobile Solutions

Net sales for the second quarter of 2019 were $79.4 million, compared to $88.1 million in the second quarter of 2018, a decrease of 9.8% or $8.6 million. Adjusted income from operations for the quarter was $5.9 million, compared to $9.1 million in the second quarter of 2018.

Mr. Holder commented, “The Mobile Solutions team has performed well despite challenges in the global vehicle market. Looking forward to the second half, we expect these end market headwinds to continue and be partially offset by continued cost reductions within the segment.”

Power Solutions

Net sales for the second quarter of 2019 were $51.4 million, compared to $49.8 million in the second quarter of 2018, an increase of 3.2% or $1.6 million. Adjusted income from operations for the quarter was $10.1 million, compared to $10.8 million in the second quarter of 2018.

Mr. Holder commented, “Our Power Solutions group performed as expected during the second quarter. As anticipated, our customer order patterns returned to normal midway through the second quarter.”

The full set of financial guidance for the second quarter of 2019 can be found in our supplemental presentation posted in the Investor Relations section of our website at www.nninc.com.

NN will discuss its results during its quarterly investor conference call on August 9, 2019 at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com. The conference call can also be accessed by dialing 1-800-458-4121 or 1-323-794-2093 Conference ID: 4892630. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 30 days.

NN discloses in this press release the non-GAAP financial measures of adjusted income from operations, adjusted net income (loss) and adjusted net income per diluted share. Each of adjusted income from operations, adjusted net income (loss) and adjusted net income per diluted share provides supplementary information about the impacts of restructuring and integration expense, acquisition and transition expenses, foreign exchange impacts on inter-company loans, amortization of intangibles and deferred financing costs, and other non-operating impacts on our business.

The financial tables found later in this press release include a reconciliation of adjusted income from operations, adjusted net income (loss) and adjusted net income (loss) per diluted share to the U.S. GAAP financial measures of income from operations, net income (loss) and net income (loss) per diluted share.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has 51 facilities in North America, Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses or the possibility that the Company will be unable to execute on the intended redeployment of proceeds from a divestiture, whether due to a lack of favorable investment opportunities or otherwise.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

Amounts in thousands, except per share data

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$221,666	$196,349	$434,922	$365,497
Cost of sales (exclusive of depreciation and amortization shown separately below)	163,513	148,640	324,782	275,084
Selling, general and administrative expense	26,743	26,641	54,868	48,818
Acquisition related costs excluded from selling, general and administrative expense	—	3,437	—	5,213
Depreciation and amortization	22,924	16,258	46,349	30,539
Restructuring and integration expense, net	—	1,591	(12)	2,346
Other operating (income) expense, net	388	74	236	96

Income (loss) from operations	8,098	(292)	8,699	3,401
Interest expense	13,958	15,988	27,759	27,984
Loss on extinguishment of debt and write-off of debt issuance costs	—	12,938	2,699	12,938
Other (income) expense, net	57	1,887	786	1,574

Loss before (provision) benefit for income taxes and share of net income from joint venture	(5,917)	(31,105)	(22,545)	(39,095)
Benefit (provision) for income taxes	(577)	5,947	(2,818)	7,123
Share of net income (loss) from joint venture	(203)	647	66	1,478

Net loss	$(6,697)	$(24,511)	$(25,297)	$(30,494)

Other comprehensive loss:
Change in fair value of interest rate swap, net of tax	(6,962)	—	(10,818)	—
Foreign currency translation loss	(1,434)	(15,781)	(172)	(10,316)

Other comprehensive loss	$(8,396)	$(15,781)	$(10,990)	$(10,316)

Comprehensive loss	$(15,093)	$(40,292)	$(36,287)	$(40,810)

Basic net loss per share
Net loss per share	$(0.16)	$(0.89)	$(0.60)	$(1.10)

Weighted average shares outstanding	42,028	27,696	42,000	27,632

Diluted net loss per share
Net loss per share	$(0.16)	$(0.89)	$(0.60)	$(1.10)

Weighted average shares outstanding	42,028	27,696	42,000	27,632

Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted Income from Operations

$000s	Three Months Ended June 30,		$000s	Three Months Ended June 30,
NN, Inc. Consolidated	2019	2018	Power Solutions	2019	2018
GAAP income from operations	$8,098	$(292)	GAAP income from operations	$5,682	$6,000
Restructuring and integration expense	—	1,591	Restructuring and integration expense	—	—
Acquisition and transition expense*	7,269	16,477	Acquisition and transition expense	1,640	1,784
Amortization of intangibles	11,810	6,978	Amortization of intangibles	2,749	3,000
Impairments (Goodwill and fixed assets)	400	—	Impairments (Goodwill and fixed assets)	—	—

Non-GAAP adjusted income from operations (a)	$27,577	$24,754	Non-GAAP adjusted income from operations (a)	$10,071	$10,784

GAAP net sales	$221,666	$196,349	GAAP net sales	$51,393	$49,820

$000s	Three Months Ended June 30,		$000s	Three Months Ended June 30,
Mobile Solutions	2019	2018	Life Sciences	2019	2018
GAAP income from operations	$4,092	$7,380	GAAP income from operations	$9,305	$2,041
Restructuring and integration expense	—	(5)	Restructuring and integration expense	—	1,596
Acquisition and transition expense	964	844	Acquisition and transition expense	2,936	6,149
Amortization of intangibles	885	885	Amortization of intangibles	8,176	3,093
Impairments (Goodwill and fixed assets)	—	—	Impairments (Goodwill and fixed assets)	—	—

Non-GAAP adjusted income from operations (a)	$5,941	$9,104	Non-GAAP adjusted income from operations (a)	$20,417	$12,879

GAAP net sales	$79,444	$88,079	GAAP net sales	$91,332	$59,153

*	2019 Includes Capacity & Capabilities Dev—$2.5 / Prof Fees—$0.1 / Integration & Transformation—$4.7 / Acq Transaction Costs—$0.0 / Asset Write-Downs/Inventory Step-Up—$0.0
2018 Includes Capacity & Capabilities Dev—$1.7 / Prof Fees—$3.0 / Integration & Transformation—$4.9/ Acq Transaction Costs—$3.5 / Asset Write-Downs/Inventory Step-Up—$3.4

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) and Net

Income (Loss) per Diluted Share to Non-GAAP Adjusted Net Income (Loss) per Diluted Share

	Three Months Ended June 30,
$000s	2019	2018
GAAP net income (loss)	$(6,697)	$(24,511)

Pre-tax acquisition and transition expense	7,269	16,477
Pre-tax foreign exchange (gain) loss on inter-company loans	(452)	2,411
Pre-tax restructuring and integration expense	—	1,591
Pre-tax write-off of unamortized debt issuance costs	—	12,938
Pre-tax amortization of intangibles and deferred financing costs	12,972	8,317
Pre-tax interest expense on cash held from divestiture	—	879
Pre-tax impairments of fixed asset costs	400	—
Pre-tax costs related to divested businesses	700	—
Tax effect of adjustments reflected above (b)	(3,839)	(7,981)
Non-GAAP discrete tax adjustments	—	383

Non-GAAP adjusted net income (loss) (c)	$10,353	$10,504

	Three Months Ended June 30,
Amounts per share, diluted	2019	2018
GAAP net income (loss) per diluted share	$(0.16)	$(0.89)

Pre-tax acquisition and transition expense	0.17	0.59
Pre-tax foreign exchange (gain) loss on inter-company loans	(0.01)	0.09
Pre-tax restructuring and integration expense	—	0.06
Pre-tax write-off of unamortized debt issuance costs	—	0.47
Pre-tax amortization of intangibles and deferred financing costs	0.31	0.30
Pre-tax interest expense on cash held from divestiture	—	0.03
Pre-tax impairments of fixed asset costs	0.01	—
Pre-tax costs related to divested businesses	0.02	—
Tax effect of adjustments reflected above (b)	(0.09)	(0.29)
Non-GAAP discrete tax adjustments	—	0.01

Non-GAAP adjusted net income (loss) per diluted share (c)	$0.25	$0.38

Weighted average shares outstanding, diluted	42,028	27,696

The Company discloses in this presentation the non-GAAP financial measures of adjusted income from operations, adjusted net income (loss), and adjusted net income per diluted share. Each of these non-GAAP financial measures provides supplementary information about the impacts of acquisition, divestiture and integration related expenses, foreign-exchange impacts on inter-company loans, reorganizational and impairment charges. Over the past five years, we have completed seven acquisitions, two of which were transformative for the Company, and sold two of our businesses. The costs we incurred in completing such acquisitions, including the amortization of intangibles and deferred financing costs, and these divestitures have been excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and which we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. Other non-operating charges are excluded as the charges are not indicative of our ongoing operating cost. We believe the presentation of adjusted income from operations, adjusted net income (loss), and adjusted net income per diluted share provides useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods.

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to actual income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.

(a) Non-GAAP Adjusted income from operations represents GAAP income from operations, adjusted to exclude the effects of restructuring and integration expense; non-operational charges related to acquisition and transition expense, intangible amortization costs for fair value step-up in values related to acquisitions, non-cash impairment charges, and when applicable, our share of income from joint venture operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income from operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income from operations.

(b) This line item reflects the aggregate tax effect of all nontax adjustments reflected in the respective table. NN, Inc. estimates the tax effect of the adjustment items identified in the reconciliation schedule above by applying the applicable statutory rates by tax jurisdiction unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment.

(c) Non-GAAP adjusted net income (loss) represents GAAP net income (loss) adjusted to exclude the tax-affected effects of restructuring and integration charges (related to plant closures and other charges incurred to implement our strategic goals that do not necessarily represent a major strategic shift in operations), charges related to acquisition and transition costs, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, foreign exchange gain (loss) on inter-company loans, estimated interest expense on cash held from divestiture, non-cash impairment charges, the impact of enactment of the Tax Cut and Jobs Act and income from discontinued operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income (loss) from segment operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income (loss) from continuing operations.